Exhibit 10.19

DESCRIPTION OF THE WORTHINGTON INDUSTRIES, INC.

EXECUTIVE BONUS PLAN

A basic philosophy of Worthington Industries, Inc. (together with its subsidiaries, the “Company”) is that regular full-time, non-union employees of the Company have a meaningful portion of their total compensation tied to incentives, primarily profitability of the Company and/or their applicable business unit or operating location. In furtherance of this philosophy, such employees in general participate in incentive compensation programs, such as the Company’s cash profit sharing plan and executive bonus plan, both of which have been in place since the 1960s. Cash profit sharing generally covers a majority of the Company’s employees and is computed as a fixed percentage of operating profit of the Company and/or the relevant business unit or operating location and is shared among the participating employees. For purposes of cash profit sharing and the bonus plan, operating profit generally means (i) operating income before profit sharing and bonus but reduced by interest expense, for business units and operating locations, and (ii) net income for total Company.

The Company’s executive officers and certain other key employees participate in an executive bonus plan (the “Bonus Plan”). Under the Bonus Plan, bonuses are paid to participants based largely upon total Company, business unit and/or operating location performance measures primarily operating profit for the fiscal quarter. Accordingly, improvements in quarterly operating profit on a year over year basis will result in increased bonuses, while declines in quarterly operating profit on a year over year basis will result in decreased bonuses. In general, these changes are in line with the percentage increase or decrease in profit sharing payments under the cash profit sharing plan. While total Company, business unit or operating location operating income is the primary driver in determining the amount of a bonus, bonuses may be adjusted up or down based on individual performance as determined by the individual’s manager, the CEO, or the Compensation and Stock Option Committee of the Worthington Industries, Inc. Board of Directors (the “Committee”), as appropriate. Quarterly bonuses may also be paid to selected individuals pursuant to performance awards made under the 1997 LTIP based on achieving earnings per share result targets for the quarter, all as determined by the Committee. Bonuses are determined and paid within a reasonable time after quarterly financial results have been determined, and generally account for a substantial percentage of the participant’s total cash compensation.